EXHIBIT A – JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d–1(k)(l) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, €1.00 nominal value per share, of the Issuer (as defined in the attached Schedule 13D), and agrees that this agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of this 8th day of August, 2014.

MORGAN STANLEY

By:	/s/ Christina Huffman
Name:	Christina Huffman
Title:	Authorized Signatory

MORGAN STANLEY & CO. LLC

By:	/s/ John O’Meara
Name:	John O’Meara
Title:	Managing Director